Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Howard Griffith
Fidelity Southern (404) 240-1504
FIDELITY SOUTHERN CORPORATION
REPORTS THIRD QUARTER 2005 EARNINGS
     ATLANTA, GA (October 19, 2005) – Fidelity Southern Corporation (“Fidelity”) (NASDAQ: LION) reported third quarter 2005 net income of $2,765,000 compared to $2,367,000 for the third quarter of 2004, a 16.8% increase. Basic and diluted earnings per share for the third quarter of 2005 were $.30 compared to $.26 for the same period in 2004, a 15.4% increase.
     Net income for the first nine months of 2005 was $7,559,000 compared to $5,471,000 for the same period of 2004, a 38.2% increase. Basic and diluted earnings per share were $.82 and $.82, respectively, for the first nine months of 2005 compared to $.61 and $.60, respectively, for the comparable period in 2004.
     Chairman James B. Miller, Jr. said, “Third quarter and year-to-date 2005 earnings improvement continues on track.” He said, “The increase in net interest income was driven by quality loan growth, a decrease in the provision for loan losses, and strong operating expense controls. Commercial and construction loan growth continue to be the primary contributors to the growth in average interest-earning assets.”
     Chief Financial Officer, M. Howard Griffith, Jr. said, “Our focus and actions are to support earnings growth and we anticipate 2005 full-year net income to exceed 2004’s full-year net income by approximately 33%.”
     As of September 30, 2005, total assets were $1.380 billion compared to $1.224 billion at December 31, 2004, a 12.8% increase. In other year-end comparisons, total loans increased 12.3% to $1.117 billion; the allowance for loan losses increased 7.6% to $13.1 million; deposits increased 8.8% to $1.105 billion and shareholders’ equity increased 7.1% to $84.4 million.
     Net interest income for the third quarter and the nine-month periods ended September 30, 2005, increased $517,000 and $2.974 million, or 5.6% and 11.4%, respectively, compared to the same periods in 2004.
     The year-to-date increase in net interest income was attributable to an 11.8% increase in average interest-earning assets during the nine months ended September 30, 2005, reduced slightly by a 2 basis point decline in the net interest margin when compared to the same period last year. During the third quarter of 2005, the net interest margin declined 16 basis points when compared to the same quarter of 2004.

Third Quarter Earnings Release
October 19, 2005
     Interest income for the third quarter and nine-month periods ended September 30, 2005, increased $3.7 million, or 24.0%, and $9.8 million, or 22.5%, respectively, compared to the same periods in 2004. The increase in interest income on average interest-earning assets for the third quarter of 2005 compared to the same period in 2004 was due to a $121 million increase in average interest-earning assets and a 63 basis point increase in yield. The year-to-date increase in interest income was attributable to a $129 million increase in average interest-earning assets and a 51 basis point increase in yield.
     Interest expense for the third quarter of 2005 increased $3.2 million or 52.3%, over the comparable period in 2004. Year-to-date interest expense increased $6.9 million, or 39.1%, compared to the same period in 2004. The increase in interest expense for the third quarter was due to a $122 million increase in average interest-bearing liabilities and an 86 basis point increase in the cost of average interest-bearing liabilities when compared to the same period last year. The year-to-date increase in interest expense was due to the $119 million increase in average interest-bearing liabilities and the 59 basis point increase in the cost of average interest-bearing liabilities.
     The third quarter and year-to-date 2005 provisions for loan losses were $700,000 and $2.5 million, respectively, compared to $1.1 million and $3.6 million, respectively, for the same periods of 2004. These declines were due to improving asset quality as reflected in a decline in delinquencies and net charge-offs. Year-to-date 2005 net charge-offs were $1.6 million compared to $2.0 million for the same period in 2004. The year-to-date ratio of net charge-offs to average loans outstanding was .20% compared to .31% for the comparable period in 2004.
     The year-to-date 2005 improvement in net charge-offs was in part the result of an increase in commercial loan net recoveries, primarily due to improved asset quality and continuing significant recoveries. The decrease in consumer installment loan net charge-offs was primarily due to the significant reduction in indirect automobile delinquencies and repossessions even as the volume of consumer loans outstanding significantly increased.
     Overall loan quality continues to improve even though nonperforming loans were $3.4 million at September 30, 2005, or .30% of total loans, an increase of $1.4 million over the $2.0 million or ..20% of total loans at September 30, 2004. Total nonperforming assets were $4.6 million at September 30, 2005, or .41% of total loans plus other real estate owned (“OREO”), compared to $2.9 million or .31% of total loans plus OREO at the end of the third quarter of 2004. The increases in nonperforming loans and nonperforming assets are primarily attributable to a single credit of $1.7 million. The decline in the credit was taken into consideration in determining the provision for loan losses at September 30, 2005. The overall improvement in loan quality resulted in a lower provision for loan losses and a decline in the allowance for loan losses as a percentage of loans to 1.20% at September 30, 2005, compared to 1.24% at September 30, 2004.
     Noninterest income was $3.9 million and $10.7 million, respectively, for the third quarter and first nine months of 2005, compared to $3.9 million and $11.2 million, respectively, for the same periods of 2004. The actions of the Federal Reserve to increase interest rates 6 times this year has had a major impact on Fidelity’s financial products that generate noninterest income. For example, the declines of $195,000 and $416,000 in income from mortgage-banking activities for the third quarter and year-to-date 2005, respectively are due primarily to reduced volume due in part to rate changes. The third quarter 2005 nominal increase in income from indirect lending activities of $80,000 and the 2005 year-to-date decrease in income of $249,000 from indirect

Third Quarter Earnings Release
October 19, 2005
lending activities were due to lower than typical gains on loan sales as we sold into a rising interest rate market. The increased revenues in brokerage activities stem from additional brokers and increased volume.
     Although the gains on sale of indirect loans are down, loan production for the first nine months of 2005 increased 2.5% or $9 million to $365 million when compared to the same period last year. At September 30, 2005, Fidelity was servicing $256 million in indirect automobile loans for others compared to $237 million at September 30, 2004. Income from indirect automobile lending activities is heavily driven by current loan production and will vary with significant changes in automobile sales in Fidelity’s markets, which are predominately Georgia and Florida.
     The decreased revenues from Small Business Administration (“SBA”) lending activities were due to lower loan production.
     During the third quarter the Bank recognized a gain of $241,000 from the sale of assets representing additional collateral obtained in 2001 from a loan relationship workout.
     Noninterest expense for the third quarter of 2005 increased $347,000 or 4.1% to $8.8 million when compared to the same quarter of 2005. The increase was attributable in part to increases in salaries and benefits expense as Fidelity expanded its SBA lending activities by hiring three new SBA lenders and support personnel and was impacted by costs associated with increasing and strengthening the branch sales team. These sales force enhancements, discussed in press releases issued during the third quarter, are expected to increase SBA revenues and consumer banking revenues beginning in the fourth quarter.
     The third quarter and year-to-date decreases in insurance expense were due to successive reductions in the cost of insurance coverages for policies covering the twelve month periods beginning May 1, 2005 and 2004. The declines in cost were primarily due to the decline in Fidelity’s risk profile.
     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity’s operations, markets and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects” and “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced Fidelity’s assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Fidelity, (v) greater competitive pressures among financial institutions in Fidelity’s market, (vi) changes in fiscal, monetary, regulatory and tax policies, (vii) changes in political, legislative and economic conditions, (viii) inflation and (ix) greater loan losses than historic levels. Investors are encouraged to read the related section in Fidelity Southern Corporation’s 2004 Annual Report to Shareholders and the 2004 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that

Third Quarter Earnings Release
October 19, 2005
could affect future financial results are included in Fidelity’s filings with the Securities and Exchange Commission.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides a wide range of banking, mortgage and investment services and credit related insurance products through 19 branches in Atlanta, Georgia and an insurance office in Atlanta, Georgia. Mortgage, construction and automobile loans are also provided through offices in Jacksonville, Florida. For additional information about Fidelity’s products and services, please visit the web site at www.FidelitySouthern.com.